Exhibit 23.1


              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders
DigitalThink, Inc.

We consent to the incorporation by reference in DigitalThink, Inc. and subsidiaries Registration Statement Nos. 333-43284, 333-56770, 333-68384 and 333-86732 on Form S-8, and Registration Statement Nos. 333-59434 and 333-73110 on Form S-3 of our report dated April 18, 2003 appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle).

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of the Company, listed in Item 15(a)(2). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
June 10, 2003